Exhibit 10.4

AMENDMENT TO THE HOMEBANC CORP.

SALES EQUITY INCENTIVE PLAN

This Amendment to the HomeBanc Corp. Sales Equity Incentive Plan (the “Plan”) is hereby adopted this 11th day of July, 2005, by HomeBanc Corp. (the “Company”).

Pursuant to a resolution of the Compensation Committee of the Board of Directors of the Company, in accordance with Article 9 of the Plan, the Plan is hereby amended as follows:

1.	By deleting the words “first business day” in the definition of “Grant Date” with respect to the applicable day following the end of the service period upon which shares of restricted stock shall be granted and replacing them with “last business day of the month.”

2.	By deleting the words “four (4) years” in Section 3.2 with respect to the term of the Plan and replacing them with “ten (10) years” to correct a scrivener’s error in the document and to correctly state that the Plan’s termination date of April 12, 2015 is ten years after the date the Plan was originally adopted.

3.	By deleting the words “first business day of the first quarter of 2006” in Section 6.2 with respect to the applicable day following the end of the service period upon which shares of restricted stock shall be granted and replacing them with “last business day of January 2006.”

4.	By adding the following new sentences to the end of Section 6.2:

“Except as otherwise provided in a Restricted Stock Certificate, a Participant shall have all of the rights of a shareholder with respect to the Restricted Stock. Notwithstanding the preceding sentence, if and when dividends or distributions are paid with respect to the Company’s Stock, no dividends or distributions shall be paid to Participants with respect to Restricted Stock, but instead a book-keeping account shall be established for each Participant, and such book-keeping account shall be credited with an amount equal to the dollar amount or fair market value of dividends or distributions payable with respect to that number of Shares of Restricted Stock held immediately prior to such dividend or distribution. When Shares of Restricted Stock vest and the restrictions imposed under this Section 6.2 lapse, the amount of dividends credited to such book-keeping account associated with such Shares shall be released and paid to the Participant.”

5.	By adding the following clause to the end of the last sentence of Section 6.3:

“, and the amount of dividends credited to the Participant’s account associated with such forfeited Shares shall be forfeited and revert to the Company.”

6.	Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect as prior to this amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first above written.

HOMEBANC CORP.

By:	/s/ Charles W. McGuire
Name:	Charles W. McGuire
Title:	Executive Vice President,
General Counsel and Secretary